Exhibit 10.2

CHANGE IN CONTROL EMPLOYMENT AGREEMENT

This CHANGE IN CONTROL EMPLOYMENT AGREEMENT (this “Agreement”), by and between ACI Worldwide, Inc., a Delaware corporation (the “Company”), and the executive of the Company designated on the signature page to this Agreement (the “Signature Page”) as the Executive (the “Executive”) is entered into effective as of the date (the “Contract Date”) set forth on the Signature Page.

WHEREAS, the Board of Directors of the Company (the “Board”), has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined herein).  The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control and to encourage the Executive’s full attention and dedication to the Company in the event of any threatened or pending Change in Control, and to provide the Executive with compensation and benefits arrangements upon a Change in Control that ensure that the compensation and benefits expectations of the Executive will be satisfied and that provide the Executive with compensation and benefits arrangements that are competitive with those of other corporations.  Therefore, in order to accomplish these objectives, the Board has authorized the Company to enter into this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

Section 1.  Certain Definitions.

(a)                                      “Effective Date” means the first date during the Change in Control Period (as defined herein) on which a Change in Control occurs.  Notwithstanding anything in this Agreement to the contrary, if a Change in Control occurs and if the Executive’s employment with the Company is terminated within six months prior to the date on which the Change in Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (1) was at the request of a third party that has taken steps reasonably calculated to effect a Change in Control or (2) otherwise arose in connection with or anticipation of a Change in Control, then “Effective Date” means the date immediately prior to the date of such termination of employment.

(b)                                     “Change in Control Period” means the period commencing on the date hereof and ending on the second anniversary of the date hereof; provided, however, that, commencing on the date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof, the “Renewal Date”), unless previously terminated, the Change in Control Period shall be automatically extended so as to terminate two years from such Renewal Date, unless, at least 60 days prior to the Renewal Date, the Company shall give notice to the Executive that the Change in Control Period shall not be so extended.

(c)                                      “Affiliated Company” means any company controlled by, controlling or under common control with the Company.

(d)                                     “Change in Control” means:

(1)           Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 1(d), the following acquisitions shall not constitute a Change in Control:  (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliated Company, (iv) any acquisition by any Person pursuant to a transaction that complies with Sections 1(d)(3)(A) and 1(d)(3)(B); or (v) any acquisition of beneficial ownership of not more than 25% of the Outstanding Company Voting Securities by any Person that is entitled to and does report such beneficial ownership on Schedule 13G under the Exchange Act (a “13G Filer”), provided, however, that this clause (v) shall cease to apply when a Person who is a Schedule 13G Filer becomes required to file a Schedule 13D under the Exchange Act with respect to beneficial ownership of 20% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities.  Notwithstanding any other provision hereof, if a Business Combination (as defined below) is completed during the Change in Control Period and the Outstanding Company Voting Securities are converted into voting securities of the Combined Company (as defined below), but such Business Combination does not constitute a “Change in Control” under Section 1(d)(3), “Outstanding Company Voting Securities” shall thereafter mean voting securities of the Combined Company entitled to vote generally in the election of the members of the Combined Company Board.

(2)           Any time at which individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board other than as a result of a Business Combination that does not constitute a “Change in Control” under Sections 1(d)(1) or 1(d)(3)(A); provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (an “Election Contest”);

(3)           Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) no Person (excluding any corporation resulting from such

Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination (the “Combined Company”))) beneficially owns, directly or indirectly, such number of the then-Outstanding Company Voting Securities as would constitute a “Change in Control” under Section 1(d)(1), and at least one-half of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination (the “Combined Company Board”) were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination (the “Business Combination Agreement”), or (B) the Executive and the Company, each acting in his, her or its respective sole discretion, enter into an amendment to this Agreement providing for the Executive’s continued employment for not less than two years at levels of compensation and benefits that in the aggregate are not substantially less favorable to the Executive than those to which he or she was entitled prior to such Business Combination; or

(4)           Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Section 2.  Employment Period.  The Company hereby agrees to continue the Executive in its employ, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the second anniversary of the Effective Date (the “Employment Period”), provided, however, that commencing on each annual anniversary of the Effective Date (such date and each annual anniversary thereof, the “Employment Period Renewal Date”), unless previously terminated, the Employment Period shall be automatically extended so as to terminate two years from such Employment Period Renewal Date, unless, at least 60 days prior to the Employment Period Renewal Date, the Company shall give notice to the Executive that the Employment Period shall not be so extended.  The Employment Period shall terminate upon the Executive’s termination of employment for any reason.

Section 3.  Terms of Employment.

(a)                                      Position and Duties.  (1)  During the Employment Period, (A) the Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 120-day period immediately preceding the Effective Date and (B) the Executive’s services shall be performed at the office where the Executive was employed immediately preceding the Effective Date or at any other location less than 50 miles from such office.

(2)           During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities.  During the Employment Period, it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement.  It is expressly understood and agreed that, to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.

(b)                                     Compensation.

(1)           Base Salary.  During the Employment Period, the Executive shall receive an annual base salary (the “Annual Base Salary”) at an annual rate at least equal to the highest annual rate of base salary paid or payable, including any base salary that has been earned but deferred, to the Executive by the Company and the Affiliated Companies in respect of the 12-month period immediately preceding the month in which the Effective Date occurs.  The Annual Base Salary shall be paid at such intervals as the Company pays executive salaries generally.  During the Employment Period, the Annual Base Salary shall be reviewed at least annually, beginning no more than 12 months after the last salary increase awarded to the Executive prior to the Effective Date.  Any increase in the Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement.  The Annual Base Salary shall not be reduced after any such increase and the term “Annual Base Salary” shall refer to the Annual Base Salary as so increased.

(2)           Annual Bonus.  In addition to the Annual Base Salary, the Executive shall be awarded, for each fiscal year ending during the Employment Period, total annual and quarterly bonus opportunities in cash at least equal to the aggregate of the Executive’s target annual and quarterly bonus opportunities for the year in which the Effective Date occurs (the “Target Annual Bonus”) (if the Executive has not been eligible to earn such a bonus for any period prior to the Effective Date or no such Target Annual Bonus has been established for the fiscal year or quarters (as applicable) in which the Effective Date occurs, the “Target Annual Bonus” shall mean the Executive’s most recent target annual and quarterly bonus opportunities as in effect for the year prior to the year in which the Effective Date occurs); provided, however, that (i) the performance measures applicable to such target bonus opportunities shall be comparable in terms of difficulty of achievement to the measures in effect with respect to the Target Annual Bonus prior to the Effective Date and (ii) in the determination of such bonuses, the Executive shall be treated as favorably as similarly situated executives of any acquiror of the Company.  Each such annual bonus shall be paid no later than two and a half months after the end of the fiscal year for which the annual bonus is awarded, unless the Executive shall elect to defer the receipt of such annual bonus pursuant to an arrangement that meets the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  For purposes of this Agreement, references to Section 409A of the Code shall include any proposed, temporary or final regulation, or any other formal guidance, promulgated with respect to such section by the U.S. Department of Treasury or the Internal Revenue Service.

(3)           Incentive, Savings and Retirement Plans.  During the Employment Period, the Executive shall be entitled to participate in all cash incentive, equity incentive, savings and retirement plans, practices, policies and programs applicable generally to other peer executives of the Company and the Affiliated Companies, but in no event shall such plans, practices, policies and programs provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and the Affiliated Companies for the Executive under such plans, practices, policies and programs as in effect at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and the Affiliated Companies.

(4)           Welfare Benefit Plans.  During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and the Affiliated Companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company and the Affiliated Companies, but in no event shall such plans, practices, policies and programs provide the Executive with benefits that are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and the Affiliated Companies.

(5)           Expenses.  During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company and the Affiliated Companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and the Affiliated Companies.

(6)           Office and Support Staff.  During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company and the Affiliated Companies at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as provided generally at any time thereafter with respect to other peer executives of the Company and the Affiliated Companies.

(7)           Vacation.  During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and the Affiliated Companies as in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and the Affiliated Companies.

Section 4.  Termination of Employment.

(a)                                  Death or Disability.  The Executive’s employment shall terminate automatically if the Executive dies during the Employment Period.  If the Company determines in good faith that the Disability (as defined herein) of the Executive has occurred during the Employment Period (pursuant to the definition of “Disability”), it may give to the Executive written notice in accordance with Section 11(b) of its intention to terminate the Executive’s employment.  In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties.  “Disability” means the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.

(b)                                 Cause.  The Company may terminate the Executive’s employment during the Employment Period with or without Cause.  “Cause” means:

(1)           the Executive’s conviction of, or entry of a plea of guilty or no contest to, a felony or any lesser crime of which fraud or dishonesty is an element,

(2)           the Executive’s willful misconduct or willful omission of duties (other than any such misconduct or omission resulting from the Executive’s incapacity due to physical or mental illness or following the Executive’s delivery of a Notice of Termination for Good Reason) that is or could reasonably be expected to be injurious to the Company other than in an immaterial manner, or

(3)           the Executive’s violation of any provision of (A) the Company’s Code of Business Conduct and Ethics, as the same may be amended from time to time, or (B) the Company’s Code of Ethics for the Chief Executive Officer and Senior Financial Officers, as the same may be amended from time to time (the “Code of Ethics”) that is, in each case, materially and demonstrably injurious to the Company.  For purposes of the foregoing sentence, the Executive shall be deemed to be subject to the provisions of the Code of Ethics regardless of whether the Executive is a Senior Officer as defined in the Code of Ethics or otherwise subject to the Code of Ethics.

For purposes of this Section 4(b), no act, or failure to act, on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company.  Any act, or failure to act, based upon authority (A) given pursuant to a resolution duly adopted by the Board, or if the Company is not the ultimate parent corporation of the Affiliated Companies and is not publicly-traded, the board of directors of the ultimate parent of the Company (the “Applicable Board”), (B) upon the instructions of the Chief Executive Officer of the Company, or (C) based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.  The cessation of employment of the Executive shall not be deemed to be for Cause unless (i) “Cause” as defined herein exists and (ii) there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Applicable Board (excluding the Executive, if the Executive is a member of the Applicable Board) at a meeting of the Applicable Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel for the Executive, to be heard before the Applicable Board), finding that, in the good faith opinion of the board, the Executive is guilty of the conduct described in Section 4(b)(1), 4(b)(2) or 4(b)(3), and specifying the particulars thereof in detail.

(c)                                  Good Reason.  The Executive’s employment may be terminated by the Executive for Good Reason or by the Executive voluntarily without Good Reason.  “Good Reason” means:

(1)           the assignment to the Executive of any duties inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3(a), or any other diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(2)           any failure by the Company to comply with any of the provisions of Section 3(b), other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(3)           the Company’s requiring the Executive (i) to be based at any office or location other than as provided in Section 3(a)(1)(B), (ii) to be based at a location other than the principal executive offices of the Company if the Executive was employed at such location immediately preceding the Effective Date, or (iii) to travel on Company business to a substantially greater extent than required immediately prior to the Effective Date;

(4)           any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement; or

(5)           any failure by the Company to comply with and satisfy Section 10(c).

The Executive’s mental or physical incapacity following the occurrence of an event described above in clauses (1) through (5) shall not affect the Executive’s ability to terminate employment for Good Reason.  A termination by the Executive with Good Reason shall be effective only if, within 180 days of the Executive’s first becoming aware of the circumstances giving rise to Good Reason, the Executive delivers a Notice of Termination for Good Reason by Executive to the Company, and, to the extent such circumstances are curable, the Company within 30 days following its receipt of such notification has failed to cure the circumstances giving rise to Good Reason.

(d)                                 Notice of Termination.  Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 11(b).  “Notice of Termination” means a written notice that (1) indicates the specific termination provision in this Agreement relied upon, (2) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (3) if the Date of Termination (as defined herein) is other than the date of receipt of such notice, specifies the Date of Termination (which Date of Termination shall be not more than 30 days after the giving of such notice).  The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s respective rights hereunder.

(e)                                  Date of Termination.  “Date of Termination” means (1) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified in the Notice of Termination, (which date shall not be more than 30 days after the giving of such notice), as the case may be, (2) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the date on which the Company notifies the Executive of such termination, (3) if the Executive resigns without Good Reason, the date on which the Executive notifies the Company of such termination, and (4) if the Executive’s employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be.

Section 5.  Obligations of the Company upon Termination.

(a)                                  Good Reason; Other Than for Cause, Death or Disability.  If the Company terminates the Executive’s employment other than for Cause or Disability or the Executive terminates employment for Good Reason during the Employment Period:

(1)           the Company shall pay to the Executive, in a lump sum in cash within 30 days after the Date of Termination, the aggregate of the following amounts:

(A)          the sum of (i) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, (ii) the product of (x) the Target Annual Bonus and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination and the denominator of which is 365 (the “Pro-Rata Bonus”), and (iii) any accrued vacation pay to the extent not theretofore paid (the sum of the amounts described in subclauses (i), (ii) and (iii), the “Accrued Obligations”); and

(B)           the amount equal to the product of (i) two [or in the case of Philip G. Heasley, the Company’s Chief Executive Officer, only, three times] and (ii) the sum of (x) the Executive’s Annual Base Salary and (y) the Target Annual Bonus;

(2)           for two years [or in the case of Philip G. Heasley, the Company’s Chief Executive Officer, only, three years] after the Executive’s Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy (the “Benefit Continuation Period”), the Company shall continue benefits to the

Executive and/or the Executive’s family at least equal to, and at the same after-tax cost to the Executive and/or the Executive’s family, as those that would have been provided to them in accordance with the plans, programs, practices and policies described in Section 3(b)(4) (such benefits, the “Welfare Benefits”) if the Executive’s employment had not been terminated or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and the Affiliated Companies and their families; provided, however, that, the medical, dental, prescription drug and vision benefits provided during the Benefit Continuation Period shall be provided in such a manner that such benefits (and the costs and premiums thereof) are excluded from the Executive’s income for federal income tax purposes (if the Company reasonably determines that providing continued coverage under one or more of its welfare plans contemplated herein could be taxable to the Executive, the Company shall provide such benefits at the level required hereby through the purchase of individual coverage); and, provided, further, that if the Executive becomes reemployed with another employer and is eligible to receive such benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility.  For purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until the end of the Benefit Continuation Period and to have retired on the last day of such period;

(3)           the Company shall, at its sole expense as incurred, provide the Executive with outplacement services the scope and provider of which shall be selected by the Executive in the Executive’s sole discretion, provided that the cost of such outplacement shall not exceed $50,000; and provided, further, that such outplacement benefits shall end not later than the last day of the second calendar year that begins after the Date of Termination; and

(4)           to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any Other Benefits (as defined in Section 6) in accordance with the terms of the underlying plans or agreements.

(b)                                 Death.  If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, the Company shall provide the Executive’s estate or beneficiaries with the Accrued Obligations and the timely payment or delivery of the Other Benefits, and shall have no other severance obligations under this Agreement.  The Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination.  With respect to the provision of the Other Benefits, the term “Other Benefits” as utilized in this Section 5(b) shall include, without limitation, and the Executive’s estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company and the Affiliated Companies to the estates and beneficiaries of peer executives of the Company and the Affiliated Companies under such plans, programs, practices and policies relating to death benefits, if any, as in effect with respect to other peer executives and their beneficiaries at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive’s estate and/or the Executive’s beneficiaries, as in effect on the date of the Executive’s death with respect to other peer executives of the Company and the Affiliated Companies and their beneficiaries.

(c)                                  Disability.  If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, the Company shall provide the Executive with the Accrued Obligations and the timely payment or delivery of the Other Benefits, and shall have no other severance obligations under this Agreement.  The Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.  With respect to the provision of the Other Benefits, the term “Other Benefits” as utilized in this Section 5(c) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits at least equal to the most favorable of those generally provided by the Company and the Affiliated Companies to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other peer executives and their families at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive’s family, as in effect at any time thereafter generally with respect to other peer executives of the Company and the Affiliated Companies and their families.

(d)                                 Cause; Other Than for Good Reason.  If the Executive’s employment is terminated for Cause during the Employment Period, the Company shall provide the Executive with the Executive’s Annual Base Salary through the Date of Termination, and the timely payment or delivery of the Other Benefits, and shall have no other severance obligations under this Agreement.  If the Executive voluntarily terminates employment during the Employment Period, excluding a termination for Good Reason, the Company shall provide to the Executive the Accrued Obligations and the timely payment or delivery of the Other Benefits, and shall have no other severance obligations under this Agreement.  In such case, all the Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.

(e)                                  Other.  Without limiting the applicability of Section 5, if the Company terminates the Executive’s employment without Cause or Disability and a notice of termination is given or such termination is effective within 15 months after the election of one or more individuals to the Board who were first nominated or recommended for election to the Board by any Person other than the Board or its Nominating and Corporate Governance Committee (or any Board committee performing similar functions (together with the Board, the “N&G Committee”)) and such nomination was not recommended by the N&G Committee before such nomination or recommendation was first publicly announced by such Person or following the institution of an Election Contest proposing the election of one or more directors to the Board who, at the time such proposal is first publicly announced, were not recommended for election to the Board by the Board or the N&G Committee, then the Effective Date shall mean the date immediately preceding such termination and such termination shall be deemed to have occurred during the Employment Period for purposes of this Agreement.  For the avoidance of doubt, this Section 5(e) will not apply if the Executive’s employment is terminated by the Executive (whether or not Good Reason exists) or the Executive terminates employment for death or Disability.

(f)                                    409A Compliance.  Notwithstanding the provisions of Sections 5(a), 5(c) and 5(d), in the event that the Executive is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination) and if any portion of the payments or benefits to be received by the Executive under this Agreement upon his or her separation from service, including Sections 5(a), 5(c) or 5(d) would be considered deferred compensation under Section 409A of the Code, amounts that would otherwise be payable under Sections 5(a), 5(c) or 5(d) during the six-month period immediately following the Date of Termination (other than the amounts set forth in Sections 5(a)(1)(i) and 5(a)(1)(iii)) shall instead be paid, with interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code (“Interest”), on the earlier of (i) the first business day after the date that is six months following the Executive’s “separation from service” within the meaning of Section 409A of the Code and (ii) the Executive’s death (the applicable date, the “Delayed Payment Date”).  Each payment and benefit to be made or provided to the Executive under this Agreement shall be considered to be a separate payment and not one of a series of payments for purposes of Section 409A of the Code.  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A of the Code upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code.  Notwithstanding any other provision to the contrary in this Section 5, the Welfare Benefits provided pursuant to Section 5(a)(2) that are not non-taxable medical benefits, “disability pay” or “death benefit plans” within the meaning of Treasury Regulation Section 1.409A-1(a)(5), and the reimbursement or in-kind benefits provided pursuant to Sections 7 and 8, shall be treated as follows (the “Reimbursement Rules”):  (i) the amount of such benefits provided during one taxable year shall not affect the amount of such benefits provided in any other taxable year, except that to the extent such benefits consist of the reimbursement of expenses referred to in Section 105(b) of the Code, a limitation may be imposed on the amount of such reimbursements over some or all of the Benefit Continuation Period, as described in Treasury Regulation Section 1.409A-3(i)(1)(iv)(B), (ii) to the extent that any such benefits consist of reimbursement of eligible expenses, such reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) no such benefit may be liquidated or exchanged for another benefit.

Section 6.  Non-exclusivity of Rights.  Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or the Affiliated Companies and for which the Executive may qualify, nor, subject to Section 11(f), shall anything herein limit or otherwise affect such rights as the Executive may have under any other contract or agreement with the Company or the Affiliated Companies.  Amounts that are vested benefits or that the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any other contract or agreement with the Company or the Affiliated Companies at or subsequent to the Date of Termination (“Other Benefits”) shall be payable in accordance with such plan, policy, practice or program or contract or agreement, except as explicitly modified by this Agreement.  Without limiting the generality of the foregoing, the Executive’s resignation under this Agreement with or without Good Reason, shall in no way affect the Executive’s ability to terminate employment by reason of the Executive’s “retirement” under any compensation and benefits plans, programs or arrangements of the Affiliated Companies, including without limitation any retirement or pension plans or arrangements or to be eligible to receive benefits under any compensation or benefit plans, programs or arrangements of the Affiliated Companies, including without limitation any retirement or pension plan or arrangement of the Affiliated Companies or substitute plans adopted by the Company or its successors, and any termination which otherwise qualifies as Good Reason shall be treated as such even if it is also a “retirement” for purposes of any such plan.  Notwithstanding the foregoing, if the Executive receives payments and benefits pursuant to Section 5(a) of this Agreement, the Executive shall not be entitled to any severance pay or benefits under any severance plan, program or policy of the Company and the Affiliated Companies, unless otherwise specifically provided therein in a specific reference to this Agreement.

Section 7.  Full Settlement.  The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Executive or others.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment.  The Company agrees to pay as incurred (within 10 days following the Company’s receipt of an invoice from the Executive), at any time from the date of this Agreement through the Executive’s remaining lifetime or, if longer, through the 20th anniversary of the Effective Date, to the full extent permitted by law, all reasonable legal fees and expenses that the Executive may incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus, in each case, Interest; provided that (a) the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred and (b) such reimbursements or in-kind benefits comply with the Reimbursement Rules.

Section 8.  Certain Additional Payments by the Company.

(a)                                  Anything in this Agreement or any other agreement by and between the Executive and the Company to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any Payment would be subject to the Excise Tax, then the Executive shall be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, but excluding any income taxes and penalties imposed pursuant to Section 409A of the Code, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.  Notwithstanding the foregoing provisions of this Section 8(a), if it shall be determined that the Executive is entitled to the Gross-Up Payment, but that the Parachute Value of all Payments does not exceed 110% of the Safe Harbor Amount, then no Gross-Up Payment shall be made to the Executive and the amounts payable under this Agreement shall be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount.  The reduction of the amounts payable hereunder, if applicable, shall be made by first reducing the payments under Section 5(a)(1)(B), and then by reducing the cash value of the benefits contemplated by Sections 5(a)(2) and 5(a)(3), and in any event shall be made in such a manner as to maximize the Value of all Payments actually made to the Executive.  For purposes of reducing the Payments to the Safe Harbor Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced.  If the reduction of the amount payable under this Agreement would not result in a reduction of the Parachute Value of all

Payments to the Safe Harbor Amount, no amounts payable under the Agreement shall be reduced pursuant to this Section 8(a).  The Company’s obligation to make Gross-Up Payments under this Section 8 shall not be conditioned upon the Executive’s termination of employment.

(b)                                 Subject to the provisions of Section 8(c), all determinations required to be made under this Section 8, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm (or a professional services firm with experience in making such determinations), as may be designated by the Executive (the “Accounting Firm”).  The Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment or such earlier time as is requested by the Company.  In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Executive may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder).  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any determination by the Accounting Firm shall be binding upon the Company and the Executive.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (the “Underpayment”), consistent with the calculations required to be made hereunder.  In the event the Company exhausts its remedies pursuant to Section 8(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

(c)                                  The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment.  Such notification shall be given as soon as practicable, but no later than 10 business days after the Executive is informed in writing of such claim.  The Executive shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies the Executive in writing prior to the expiration of such period that the Company desires to contest such claim, the Executive shall:

(1)                                  give the Company any information reasonably requested by the Company relating to such claim,

(2)                                  take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(3)                                  cooperate with the Company in good faith in order effectively to contest such claim, and

(4)                                  permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this Section 8(c), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either pay the tax claimed to the appropriate taxing authority on behalf of the Executive and direct the Executive to sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company pays such claim and directs the Executive to sue for a refund, the Company shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.  Reimbursements under this Section 8(c) shall be subject to Section 8(e).

(d)                                 If, after the receipt by the Executive of a Gross-Up Payment or payment by the Company of an amount on the Executive’s behalf pursuant to Section 8(c), the Executive becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 8(c), if applicable) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after payment by the Company of an amount on the Executive’s behalf pursuant to Section 8(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid by the Company to the Executive pursuant to this Section 8; provided, however, that no offset shall apply to any amount subject to Section 409A of the Code.

(e)                                  Any Gross-Up Payment, as determined pursuant to this Section 8, shall be paid by the Company within five days of the receipt of the Accounting Firm’s determination; provided that, the Gross-Up Payment shall in all events be paid no later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the Excise Tax (and any income or other related taxes or interest or penalties thereon) on a Payment are remitted to the Internal Revenue Service or any other applicable taxing authority or, in the case of amounts relating to a claim described in Section 8(c) that does not result in the remittance of any federal, state, local and foreign income, excise, social security and other taxes, the calendar year in which the claim is finally settled or otherwise resolved.  The Gross-Up Payment shall be paid to the Executive; provided that, the Company, in its sole discretion, may withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Executive, all or any portion of any Gross-Up Payment, and the Executive hereby consents to such withholding.

(f)                                    Definitions.  The following terms shall have the following meanings for purposes of this Section 8.

(i)                                     “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(ii)                                  “Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(iii)                               A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise.

(iv)                              The “Safe Harbor Amount” means 2.99 times the Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.

(v)                                 “Value” of a Payment shall mean the economic present value of a Payment as of the date of the change of control for purposes of Section 280G of the Code, as determined by the Accounting Firm using the discount rate required by Section 280G(d)(4) of the Code.

Section 9.  Confidential Information; Other Restrictive Covenants.

(a)                                  Confidential Information.  The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or the Affiliated Companies, and their respective businesses, which information, knowledge or data shall have been obtained by the Executive during the Executive’s employment by the Company or the Affiliated Companies and which information, knowledge or data shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement).  After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those persons designated by the Company.  In no event shall an asserted violation of the provisions of this Section 9 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

(b)                                 Covenants Following Termination of Employment.  For a period of one (1) year following the termination of the Executive’s employment during the Employment Period, the Executive will not:

(1)                                  enter into or engage in any business that competes with the Company’s Business within the Restricted Territory (as defined in Section 9(c));

(2)                                  solicit customers with whom the Executive had any contact or for which the Executive had any responsibility (either direct or supervisory) at the Date of Termination or at any time during the one (1) year prior to such Date of Termination, whether within or outside of the Restricted Territory, or solicit business, patronage or orders for, or sell, any products and services in competition with, or for any business that competes with the Company’s Business within the Restricted Territory;

(3)                                  divert, entice or otherwise take away any customers, business, patronage or orders of the Company within the Restricted Territory, or attempt to do so;

(4)                                  promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business that competes with the Company’s Business within the Restricted Territory; or

(5)                                  solicit or induce or attempt to solicit or induce any employee(s), sales representative(s), agent(s) or consultant(s) of the Company and/or its affiliated companies to terminate their employment, representation or other association with the Company and/or its affiliated companies, provided that the foregoing shall not apply to general advertising not specifically targeted at employees, sales representatives, agents or consultants of the Company and/or its affiliated companies.

Notwithstanding the foregoing, it shall not be a violation of this Section 9(b) for the Executive to join a division or business line of a commercial enterprise with multiple divisions or business lines if such division or business line is not competitive with the Company’s Business, provided that the Executive performs services solely for such non-competitive division or business line, and performs no functions on behalf of (and has no involvement with or direct or indirect responsibilities with respect to) businesses competitive with the Company’s Business.  Nothing in this Section 9(b) shall prohibit the Executive from being a passive owner of not more than 4.9% of the outstanding equity interest in any entity which is publicly traded, so long as the Executive has no active participation in the business of such corporation.

(c)                                  Restricted Territory.  For the purposes of Section 9(b), the Restricted Territory shall be defined as and limited to the geographic area(s) within a 100 mile radius of any and all areas in which the Company was located immediately prior to the Effective Date in, to, or for which Executive worked, to which Executive was assigned or had any responsibility (either direct or supervisory) at the Date of Termination and at any time during the one (1) year prior to the Date of Termination.

(d)                                 Company’s Business.  For purposes of Section 9(b), the Company’s Business is defined to be the development and sale of software products that facilitate electronic payments, as further described in any and all manufacturing, marketing and sales manuals and materials of the Company in effect immediately prior to the Effective Date, or of any other products or services substantially similar to or readily suitable for any such described products.

Section 10.  Successors.

(a)                                  This Agreement is personal to the Executive, and, without the prior written consent of the Company, shall not be assignable by the Executive other than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)                                 This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.  Except as provided in Section 10(c), without the prior written consent of the Executive, this Agreement shall not be assignable by the Company.

(c)                                  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  “Company” means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.

Section 11.  Miscellaneous.

(a)                                  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)                                 All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

At the most recent address on file at the Company.

if to the Company:

ACI Worldwide, Inc.
6060 Coventry Drive
Elkhorn, NE 68022
Attention:                       General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(c)                                  In the event of a Change in Control, all stock-based awards shall vest in full, in each case immediately prior to the occurrence of such Change in Control, and any applicable performance-based vesting goals with respect to such stock-based awards granted to the Executive shall be deemed satisfied at the target level; provided, however, that (i) any LTIP Performance Shares awarded under the Company’s 2005 Equity and Performance Incentive Plan and (ii) any stock options which vest upon the attainment of a certain per-share transaction price in connection with a Change in Control granted under the Company’s 2005 Equity and Performance Incentive Plan, shall, in each case, vest pursuant to the terms of the applicable award agreement, notwithstanding the provision of any award agreement requiring that market conditions exist for a specified duration of time.  For purpose of this Section 11(c), stock-based awards shall include stock options, restricted shares, restricted units and any other equity-based compensation awards.  In the event that the Change in Control does not constitute a “change in control event” within the meaning of Section 409A of the Code, the delivery of shares of common stock or cash (as applicable) in settlement of any such stock-based awards that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code shall be made on upon the first permissible payment event under Section 409A of the Code on which the shares or cash would otherwise be delivered or paid.  Notwithstanding the definition of “change in control” or “change of control” in any agreement, plan or arrangement governing such stock-based awards, the definition of Change in Control in this Agreement shall supersede such definitions in all respects with respect to such stock-based awards.

(d)                                 The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(e)                                  The Company may withhold from any amounts payable under this Agreement such United States federal, state or local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(f)                                    The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Sections 4(c)(1) through 4(c)(5), shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(g)                                 The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is “at will” and, subject to Sections 1 and 5, prior to the Effective Date, the Executive’s employment may be terminated by either the Executive or the Company at any time prior to the Effective Date, in which case the Executive shall have no further rights under this Agreement.  Except as specifically provided herein, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof; including, without limitation, any agreement set forth on Appendix A attached hereto and incorporated herein by this reference.

(h)                                 No later than 10 days prior to the Effective Date, the Company shall deliver cash, in an amount equal to the sum of (A) the aggregate of the cash amounts that could be payable under Section 5(a) (plus any estimated Interest), (B) the estimated Gross-Up Payment, if any, as determined by the Accounting Firm and (C) the aggregate of the cash value of any amounts deferred by the Executive under any “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, to a “rabbi trust” (the “Trust”) to be established by the Company prior to such delivery of cash with a nationally recognized financial institution as trustee (the “Trustee”) to be held by the Trustee pursuant to the terms of the trust agreement entered into between the Company and the Trustee prior to the Effective Date; provided, however, that the Trust shall not be funded if the funding thereof would result in taxable income to the Executive by reason of Section 409A(b) of the Code.  The Company shall be responsible for any fees and expenses of the Trustee.

(i)                                     To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code.  This Agreement shall be administered in a manner consistent with this intent.

(j)                                     Executive acknowledges and agrees that no change in control, as defined under this Agreement or any other prior agreement, has occurred prior to the Contract Date.

Next page is the Signature Page

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Board, the Company has caused these presents to be executed in its name on its behalf, all effective as of December 31, 2008.

ACI Worldwide, Inc.	Executive

By:	Signature:

Its:	Printed Name:

APPENDIX A

Prior Agreements